Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of our report dated June 4, 2010 relating to the consolidated financial statements of Classic Rules Judo Championship, Inc.  appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Meyler & Company, LLC

Middletown, NJ

June 10, 2010